EXHIBIT 10.31

Dependable Temporary Labor.

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is between James E, Defebaugh (“Executive”) and Labor Ready, Inc.  or the Labor Ready, Inc. subsidiary employing Executive (“Labor Ready” or the “Company”), and is effective as of September 12, 2005.

I.                                      COMPENSATION AND POSITION.

A.                                    Employment.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, upon the terms and conditions hereinafter set forth.

B.                                    Effective Date. The terms and conditions of this Agreement shall become effective as of the date written above.

C.                                    Position.  Executive’s position is that of Vice President, General Counsel and Secretary for Labor Ready.

D.                                    Compensation. Executive’s compensation, subject to the terms and conditions set forth in this Agreement, is as follows:

1.                                      Annual Base Salary. Executive will receive a salary in the gross amount of $275,000 per year.

2.                                      Bonus.  Except as noted below regarding fiscal year 2005, Executive will be eligible for a bonus, under and subject to the bonus plan in effect for executives for the relevant year (“Bonus Plan”).  Executive shall have the annual target bonus opportunity of 25% up to a maximum of 37.50% of Executive’s annual base salary and a minimum of 0% (if the Company achieves less than 50% of its target) depending on the increase in net income after tax over the prior year and CEO discretion, in accordance with the Bonus Plan.  Seventy-five percent of the bonus will be paid in cash and 25% in unrestricted stock.  The bonus is paid after earnings release for the fiscal year just ended.  Executive must be employed by Labor Ready on date of payment and have met all of the requirements of the Bonus Plan to receive the bonus.  The Bonus Plan and all aspects of bonus compensation may be changed at the discretion of the Board of Directors.

For the year 2005, Executive will not receive a bonus in accordance with the Bonus Plan in accordance with the foregoing calculation, but instead will receive a guaranteed payment in the gross amount of $68,750, paid after earnings release, 75% of which will be paid in cash and 25% in unrestricted stock, subject to deductions for taxes.

Labor Ready Corporate Offices: PO Box 2910 • Tacoma, WA 98401 • (253) 383-9101 • (800) 610-8920

3.                                      Equity Grants.  – Executive will be eligible for an annual equity grant valued at one times the Executive’s annual base salary, under and subject to the 2005 Long-Term Equity Incentive Plan. One-half of the value is granted in restricted shares and one-half in stock options at Black Scholes value. The grant is made on January 1 of each year of employment, and vesting is ratable over 3 years. The 2005 Plan and terms and conditions of equity grants may be changed at the discretion of the Board of Directors.

4.                                      Sign On Stock Grant.  Executive will receive on his first day of Employment under this Agreement a grant of 6,000 restricted shares that vest ratably over four years, under and subject to the 2005 Plan.

E.                                      Benefits.

1.                                      General.  Executive shall be entitled to all benefits offered generally to employees of the Company.

2.                                      Health & Welfare Benefits.  Executive and Executive’s family may participate in benefits starting the first month after Executive’s first 90 days of employment under this Agreement, subject to plan terms and conditions, including eligibility requirements.   Executive will be reimbursed for the cost of continuing COBRA benefits until Executive is eligible to participate in the Company plan.

3.                                      Vacation.  Executive shall be entitled each year during the term of this Agreement to a vacation of twenty-five (25) business days, no two of which need be consecutive, during which time his compensation shall be paid in full.

4.                                      ESPP Plan.  Executive will be eligible to enroll in the ESPP Plan at the beginning of the first month after Executive’s first six months of employment under the Agreement, subject to the terms and conditions of that plan.

5.                                      Indemnification.  To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all losses, cost, damage and expense including attorneys’ fees and court costs incurred or sustained by Executive, in accordance with the present provisions Article 5G of the Company’s Articles of Incorporation.

II.                                     TERMS AND CONDITIONS.

A.                                    Employment At Will.

1. The Company and Executive agree that Executive’s employment is not for any specific or minimum term, and that subject to Section II(A)(2) of this Agreement, the continuation of Executive’s employment is subject to the mutual consent of the Company and Executive, and that it is terminable at will, meaning that either the Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind.

Executive acknowledges and agrees that any prior representations to the contrary are void and superseded by this Agreement. Executive may not rely on any future representations to the contrary, whether written or verbal, express or implied, by any statement, conduct, policy, handbook, guideline or practice of Labor Ready or its employees or agents.  Nothing in this Agreement should be construed as creating any right, contract or guarantee of employment.

2.                                       (a)                                  In the event of termination of Executive’s employment for any reason, Executive shall be paid unpaid wages and unused vacation earned through the termination date.

(b)                                 If Labor Ready terminates Executive’s employment without Cause or Executive terminates employment with Good Reason as defined in this Agreement, in addition to the amounts described in Section II(A)(2)(a) Executive shall be provided with the following as the sole remedy for such termination, subject to withholding:

(i)                                     separation payments for twelve (12) months from the termination date at the base monthly salary in effect for Executive on the termination date, with the actual period of receipt of such payments being referred to as the “Severance Period”; and

(ii)                                  continued vesting for a period of twelve (12) months past the Executive’s employment termination date of any previously awarded stock options, restricted stock and other equity awards in compliance with the terms of the relevant plan or plans, and any applicable sub-plan or option agreement, provided that all vested awards shall be exercised prior to the end of such twelve-month period.

(c)                                  To be entitled to the benefits set forth in Section II(A)(2)(b), Executive must (i) sign and deliver and not revoke a release in the form of Exhibit A to this-Agreement in accordance with its terms; and (ii) be in full compliance with all provisions of Section III and IV of this Agreement.

3.                                       (a)                                  For the purpose of this Agreement, “Cause,” as used herein, means any of the following: (i) any material breach of this Agreement by Executive which, if curable, has not been cured within twenty (20) days after Executive has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs; (ii) unauthorized use or disclosure of Confidential Information, as defined in this Agreement; (iii) Executive’s persistent failure to perform Executive’s essential responsibilities, provided that Executive has been given at least 30 days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs; (iv) material failure of Executive to comply with rules, policies or procedures of the Company as they may be amended from time to time, provided that Executive has been given at least 30 days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs; (v) dishonesty, fraud or gross negligence related to the business; (vi) personal conduct that is materially detrimental to the business; (vii) failure of Executive to relocate his residence to the Puget Sound area by no later than January 1, 2006; or (viii) conviction of or plea of nolo contendere to a felony.

(b)                                 “Good Reason,” as used herein, means (i) any material breach of this Agreement by the Company which, if curable, has not been cured within 20 days after the

Company has been given written notice of the need to cure the breach, or which breach, if previously cured, recurs; (ii) a substantial reduction of responsibilities assigned to Executive of the type that are typically within the responsibility of a General Counsel or any reduction in title; or (iii) a reduction in Executive’s base salary or annual bonus opportunity, as described in this Agreement, other than for Cause and other than as part of an across-the-board salary or bonus reduction generally imposed on executives of the Company.

B.                                    Arbitration.  The Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act.  The Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on. any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity.  Any arbitration between the Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect.  The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects.  Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class.  The Company agrees to pay for the arbiter’s fees where required by law.  In any claim or jurisdiction where this agreement to arbitrate is not enforced, the Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial.

C.                                    Duty of Loyalty.  Executive agrees during working hours to devote his full and undivided time, energy, knowledge, skill and ability to the Company’s business, to the exclusions of all other business and sideline interests. Executive also agrees not to be employed elsewhere unless first authorized by the Company in writing.  In no event will Executive allow other activities to interfere with Executive’s duties to the Company.  Executive agrees to faithfully and diligently perform all duties to the best of Executive’s ability.  Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such service for the Company. Upon request, Executive agrees to provide the Company with any information which Executive possesses and which will be of benefit to the Company.  Executive agrees to perform his duties in a careful, safe, loyal and prudent manner.  Executive agrees to conduct him/herself in a way which will be a credit to Labor Ready’s reputation and interests.

D.                                    Reimbursement.  If Executive ever possesses any Labor Ready funds (including without limitation cash and travel advances, overpayments made to Executive by Labor Ready, amounts received by Executive due to Labor Ready’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed Labor Ready for any reason, including misuse or misappropriation of company assets), Executive will remit them to Labor Ready corporate headquarters in Tacoma, Washington daily unless directed otherwise in writing.  If Executive’s employment ends, Executive will fully and accurately account to Labor Ready for any Labor

Ready funds and other property in Executive’s possession. If Executive fails to do so, Executive hereby authorizes the Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due Executive (including without limitation, Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to the Company.

E.                                      Background Investigation.  Executive agrees that at any time during employment the Company may, subject to any applicable legal requirements, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years. Executive shall sign any and all documents necessary for the Company to conduct such investigation. For this purpose, Executive specifically authorizes the Company to obtain any credit reports, background checks and other information which may be useful. Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of Labor Ready’s drug and alcohol policy.  Executive understands that failure to comply with Labor Ready’s policies, including its drug and alcohol policies may result in termination of employment.

III.                                 NON-COMPETITION AND NON-SOLICITATION.

A.                                    Non-Disclosure of Confidential Information.

1.                                       In connection with Executive’s duties, Executive may have access to some or all of Labor Ready’s “Confidential Information,” which includes the following, whether recorded or mentally memorized: (i) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to Labor Ready; (ii) all of Labor Ready’s customers, marketing, pricing and financial information, including the names, addresses and any other information concerning any customer; (iii) the content of all of Labor Ready’s operations, sales and training manuals; (iv) all other information now in existence or later developed which is similar to the foregoing; and (v) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

2.                                       Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information. Executive agrees to use his best efforts to protect Confidential Information from unauthorized disclosure to others.  Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to Labor Ready’s success and competitive advantage, and that the unauthorized disclosure of Confidential Information would greatly damage Labor Ready, Executive recognizes and agrees that taking and using a trade secret or Confidential Information by memory is no different from taking it on paper or in some other tangible form.  Executive agrees that Executive will request clarification from Labor Ready’s legal department if Executive is at all uncertain as to whether any information or materials are “Confidential Information.”

3.                                       Executive agrees not to use any Confidential Information for Executive’s own benefit or, except as necessary or appropriate for Executive to perform his job responsibilities, disclose any Confidential Information to others or make copies of any Confidential Information without the Company’s written consent, whether during or after Executive’s employment with the Company.  Executive also agrees to return all Confidential Information in his possession to the Company at Labor Ready’s headquarters in Tacoma, Washington, immediately upon the Company’s request.  If Executive ever believes that any person has received or disclosed or intends to receive or disclose Confidential Information without the Company’s consent, Executive agrees to immediately notify the Company.

4.                                       If Executive’s employment with the Company is terminated, Executive agrees to immediately return to Labor Ready, at headquarters in Tacoma Washington, all manuals, mailing lists, customer lists, supplies, equipment, checks, petty cash, and all other material and records of any kind concerning Labor Ready’s business, that Executive may possess.

B.                              Non-Competition.

1.                                       During the term of this Agreement and for a period of two (2) years immediately following the termination of employment with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, engage in any of the following activities within the “Restricted Area” (as hereinafter defined): own, manage, operate, control, be employed by, participate in, invest in, engage in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on at the time of termination by Labor Ready, including, without limitation, the solicitation of business or customers located within the Restricted Area. For this purpose, the term “Restricted Area” means a twenty-five (25) mile radius around each Labor Ready branch at the time of termination and any location where Labor Ready has placed workers during Executive’s employment. This non-competition agreement is enforceable whether Executive’s employment is terminated by the Company or Executive.

2.                                       Executive agrees that this covenant is necessary to protect the intellectual property and trade secrets of the Company in view of Executive’s key role with each branch of the Company and its affiliates and the extent of confidential and proprietary information about the entire Company and its affiliates to which Executive has information.  The Company and Executive agree that the provisions of this Section III(B) do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of the Company and its affiliates; that the nature of Executive’s responsibilities with the Company under this Agreement and Executive’s former responsibilities with the Company provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to the Company; that the Company would not continue to employ Executive if Executive did not agree to the provisions of this Section III(B); that this Section III(B) is reasonable in terms of length of time and geographic scope; and that consideration supports this Section III(B), including new provisions of a cash payment of $200, which was not otherwise owed.  In the event that a court or arbitrator determines that any provision of this Section III(B)

is unreasonably broad or extensive, including length of time or geographic scope, Executive agrees that such court or arbitrator should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

C.                                    No Employee Solicitation.  During the term of this Agreement and for a period of two (2) years immediately following the termination of employment, with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, solicit, induce or otherwise influence, or attempt to solicit, induce or otherwise influence, in any manner any of Labor Ready’s employees to leave their employment with Labor Ready for any reason, including for the purpose of becoming employed by Executive’s new employer.

D.                                    No Customer Solicitation.  Executive understands and agrees that the methods employed in Labor Ready’s business will place Executive in a close business and personal relationship with Labor Ready customers.  Thus, during the term of this Agreement and for a period of two (2) years immediately following the termination of employment with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, contact, call upon, solicit, service, influence or attempt, to contact, call upon, solicit, service or influence any customers or potential customers (prospects) of any branch where Executive was stationed within one (1) year before termination of employment with the Company, or with whom Executive had direct or indirect contact or for whom Executive had responsibility during Executive’s tenure with the Company or otherwise assisted Labor Ready in providing services to.

E.                                     General Provisions.

1.                                       If Executive violates any of the covenants in this Section III, the time period covered by the covenants will automatically be extended by a length of time equal to the time period during which such violation occurred.

2.                                       The covenants set forth above are independent of any other provision of this Agreement.  Executive agrees that they will be enforceable whether or not Executive has any claim against the Company.

3.                                       Executive acknowledges that if Executive violates any of the foregoing covenants, the damage to the Company will be such that the Company is not likely to be made whole with a monetary award.  Therefore, Executive agrees that if Executive violates any such covenant, the Company will be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction, in addition to any and all other legal or equitable remedies available under law and equity.

4.                                       Executive represents and warrants that Executive has been in full compliance with the provisions protecting Labor Ready’s Confidential Information as set forth in the Previous Employment Agreement.

5.                                       For the purposes of this Section III, all references to Confidential Information or Confidential Information of Labor Ready also apply to Confidential Information belonging to any affiliate of Labor Ready.  Executive’s covenants in subsections (B), (C) and (D) of this Section III shall protect affiliates of Labor Ready to the same extent that they protect Labor Ready.

F.                                      Other Employers and Obligations.

1.                                       Executive represents to the Company that Executive is not subject to any restriction or duties under any agreement with any third party or otherwise which will be breached by employment with the Company, or which will conflict with the Company’s best interests or Executive obligations under this Agreement.  Executive agrees to notify Executive’s supervisor promptly in the event Executive is solicited for employment by any competitor of Labor Ready.

2.                                       Executive warrants that his employment with the Company will not violate any contractual obligations with other parties.  Executive will not use during his employment with the Company nor disclose to the Company any confidential or proprietary information or trade secrets from any former or current employers, principals, partners, co-venturers, customers or suppliers, and will not bring onto the Company’s premises any unpublished document or any property belonging to any such person or entities without their consent.  Executive will honor any non-disclosure, proprietary rights, or other contractual agreements with any other person or entity and has disclosed to the Company any such agreements that may bear on employment with the Company.  If employment with the Company is terminated, Executive agrees to tell his new employer about this Agreement and its terms at the time of re-employment.

IV.                                ASSIGNMENT OF INVENTIONS

A.                                    Assignment.  Executive will make prompt and full disclosure to the Company, will hold in trust for the sole benefit of the Company, and will assign exclusively to the Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with the Company.

B.                                    Outside Inventions.  Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following: (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies, facility, services or trade secret information of Labor Ready was used in its development; (c) it does not relate (i) directly to the business of Labor Ready or (ii) to the actual or demonstrably anticipated business, research or development of Labor Ready; and (d) it does not result from any work performed by Executive for Labor Ready.

Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement.

V.                                    COMPLIANCE WITH LAWS AND CODE OF CONDUCT

A.                                    Commitment to Compliance.   The Company is committed to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights. Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment. The Company is likewise committed to ensuring that employees are accurately paid for all hours worked.

B.                                    Duty to Comply with the Law.  Executive agrees to comply with all federal, state and local laws and regulations, including equal employment opportunity laws and wage and hour laws.  Executive agrees to immediately notify the Company if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur.  Executive acknowledges that Executive may be held personally liable for intentional violations.

C.                                    Duty to Comply with Labor Ready’s Code of Conduct.  Executive acknowledges and agrees that it is his duty to be familiar with Labor Ready’s Code of Conduct, and to comply with all of its provisions.

VI.                                MISCELLANEOUS

A.                                    Integration.  Except with respect to the letter from the Company to Executive dated July 20, 2005 offering the Executive employment (i) no promises or other communications made by either the Company or Executive are intended to be binding unless they are set forth in this Agreement and (ii) this Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements. This Agreement may not be modified except by an instrument signed by an officer of the Company.   This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

B.                                    Choice of Law.  The Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Washington, without regard to choice of law principles

C.                                    No Waiver.  If the Company waives any condition or term of this Agreement, the Company is not waiving any other condition or term, nor is the Company waiving any rights with respect to any future violation of the same condition or term. If the Company chooses to refrain from enforcing any condition or term, the Company does not intend to waive the right to do so. Sections II(B), II(E), III and IV of this Agreement are to remain in effect after termination of the remainder of this Agreement.

D.                                    Severability.  The provisions of this Agreement are intended to be severable from each other. No provision will be invalid because another provision is ruled invalid or unenforceable. If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.

E.                                      Assignment.  The Company reserves the right to assign this Agreement to an affiliated company or to any successor in interest to the Company’s business without notifying Executive.  All terms and conditions of this Agreement will remain in effect following any such assignment.

F.                                      Venue.  Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Agreement will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma.  Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

LABOR READY, INC.		EXECUTIVE

By:	/s/ Joseph P. Sambataro. Jr.	/s/James E. Defebaugh
James E. Defebaugh

Name:	Joseph P. Sambataro. Jr.
EXECUTED this 3rd day of August, 2005.
Title:	President and CEO

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Release”) is hereby executed by James E. Defebaugh (“Executive”) in accordance with the Employment Agreement between Executive and Labor Ready, Inc. (“Employer”), dated September 12, 2005 (“Employment Agreement”).

RECITALS

A.                                   Employer and Executive are parties to the Employment Agreement.

B.                                     The Employment Agreement provides for certain payments and benefits to Executive upon termination of Executive’s employment under certain circumstances, provided that Executive signs and delivers to Employer upon such termination a Release in substantially the form of this Release.

C.                                     Executive desires for Employer to make payments in accordance with the Employment Agreement and therefore executes this Release.

TERMS

1.                                       Waiver, Release and Covenant.  On behalf of Executive and Executive’s marital community, heirs, executors, administrators and assigns, Executive expressly waives, releases, discharges and acquits any and all claims against Employer and its present, former and future affiliates, related entities, predecessors, successors and assigns, and all of their present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to Executive’s employment with Employer and/or the termination of such employment (“Released Claims”). This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release. Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974; and any other legal limitation on the employment relationship.  Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Executive’s right or interest in those matters. Notwithstanding the foregoing, this waiver and release does not apply to claims that arise after the date that the release is executed, claims to vested benefits under ERISA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.

2.                                       Acknowledgment of Sufficiency of Consideration.  Executive acknowledges and agrees that in the absence of Executive’s execution of this Release, Employer is not obligated to provide Executive with the payment and benefits described in Section II(A)(2)(b) of the Employment Agreement, and that the payment and benefits set forth in Section II(A)(2)(b) of the Employment Agreement are adequate consideration for the covenants and release herein.

3.                                       Covenants and Obligations under Employment Agreement.  Nothing in this Release supersedes or restricts any obligations that Executive owes to Employer, including, without limitation, the obligation to protect Employer’s interests in confidential information and trade secrets and inventions under the Employment Agreement and/or under applicable law.

4.                                       Review and Revocation Period.  Executive has a period of seven (7) calendar days after delivering the executed Release to Employer to revoke the Release. To revoke, Executive must deliver a notice revoking his agreement to this Release to the CEO of Employer.  This Release shall become effective on the eighth day after delivery of this executed Release by Executive to Employer (“Effective Date”), provided that Executive has not revoked the Release.  Employer shall have no obligation to provide Executive with any payment or benefits as described in Section 6 of the Employment Agreement if Executive revokes this Release.

5.                                       Governing Law. This Release shall be interpreted in accordance with the law of the State of Washington, without regard to the conflicts of law provisions of such laws.

6.                                       Severability.  If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.

7.                                       Knowing and Voluntary Agreement  Executive hereby warrants and represents that (a) Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult with his personal attorney regarding the Release and its effects and has done so; (d) Executive understands that he is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) Executive has had ample time to review and analyze this entire Release; (f) Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (g) Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) Executive understands the Release’s final and binding effect; (i) Executive has signed this Release as his free and voluntary act.

8.                                       Arbitration and Venue. Employer and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Employer and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Employer and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction, In any such arbitration, neither nor Employer shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Employer agrees to pay for the arbiter’s fees where required by law. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Employer and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Agreement will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

EXECUTED this           day of                     , 2005.

James E. Defebaugh

Dependable Temporary Labor.

July 28, 2005

Mr. James E. Defebaugh

3837 Shellmarr Ln

Bloomfield Twp., MI 48302

Dear Jim:

Labor Ready is very pleased to offer you full-time employment under the terms and conditions stated in this letter. Labor Ready is offering you the position of Vice President, General Counsel and Secretary with a total potential annual compensation package of up to $653,125 (excluding the sign on stock grant valued at approximately $144,000 using a stock price of $24).  The specific points of your offer are as follows:

Annual Base Salary - $275,000.

Cash Bonos(1) – You will be eligible for an annual target bonus of 25% up to a maximum of 37.50% of your annual base salary and a minimum of 0% (if we achieve less than 50% of our target) depending on the increase in net income after lax over the prior year and CEO discretion, 75% of the bonus to be paid in cash and 25% in unrestricted stock. This year’s target is a 35% increase in net earnings over the prior year. The bonus is paid after earnings release for the fiscal year just ended. You must be employed by Labor Ready on date of payment to receive the cash bonus.

For the year 2005, you will not be in the bonus calculation, but instead will receive a guaranteed payment of $68,750, paid after earnings release, 75% of the bonus to be paid in cash and 25% in unrestricted stock.

Equity Grants(1) – You will be eligible for an annual equity grant valued at one times your annual base salary. One half of the value is granted in restricted shares and one half in stock options at Black Scholes value. The grant is made on January 1 of each year, and vesting is ratable over 3 years. You are required to retain 75% of the net shares (after taxes and option price) for 4 years after vesting.

Sign On Stock Grant – You will receive on your First day of employment 6,000 restricted shares that vest ratably over 4 years, an approximate value of $144,000 using a stock price of $24.

Health & Welfare Benefits – You and your family will be eligible for benefits starting the first month after 90 days of employment You will be reimbursed for the cost of continuing your Cobra benefits until you are eligible to participate in the company plan.

(1)  Cash bonus and equity grants may be changed at the discretion of the Board of Directors at the beginning of each year.

Labor Ready Corporate Offices: PO Box 2910 • Tacoma, WA 98401 • (253)383-9101 • (800) 610-8920

401K Program - You will be eligible to enroll at the beginning of the quarter after six months of employment.

ESPP Plan - You will be eligible to enroll at the beginning of the first month after six months of employment.

Vacation - You will be eligible for five weeks of vacation each year.

Start Bate - September 12, 2005.

In addition, Labor Ready will agree to reimburse you for certain reasonable and actual moving expenses as outlined in attachment A.

Your employment with Labor Ready is “at will” and, should you accept this offer, your employment will not be for a specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time, for any reason, subject to the terms and conditions set forth in the Employment Agreement between you and Labor Ready. As a condition of employment, you will be expected to sign the non-compete agreement contained in attachment B.

Jim, we are all excited about the prospect of you joining our team and are confident you will be a tremendous asset to the company. Please let me know if you have any questions, 253-680-8211.

Sincerely yours,

/s/ Joseph P. Sambataro
Joseph P. Sambataro
President and Chief Executive Officer
Labor Ready, Inc.

Acceptance

1 have read, understand, and accept the foregoing terms and conditions of employment.

As further consideration for the offer of employment with Labor Ready that is contained in this offer letter and accepted by me, I agree to be bound by the following agreements, policies and procedure contained in attachments A and B.

Accepted:

/s/James E. Defebaugh

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Dependable Temporary Labor.

July 28, 2005

Mr.James E. Defebaugh

3837 Shel1marr Ln

Bloomfield Twp., MI 48302

RE: Moving Agreement

Dear  Jim:

I’m pleased that you are considering our offer to assume the position of Vice President, Secretary and General Counsel for Labor Ready, Inc. In order to facilitate your relocation to Taconm, Washington, Labor Ready will pay for the following actual and reasonable relocation expenses listed below:

•                  Professional movers, including packing, loading, unloading and unpacking, not to exceed $30,000 (using a preferred Labor Ready vendor);

•                  Transporting up to 3 cars, not to exceed $6,000 (using a preferred Labor Ready vendor);

•                  Airplane, hotel, and related expenses for your family, not to exceed $3,000;

•                  Up to $15,000 reimbursement for miscellaneous expenses related to setting up your new household in the Washington area and closing your household in Michigan;

•                  Reasonable and customary closing costs on your Michigan home not to exceed $30,000;

•                  Reasonable and customary closing costs on the Washington home (including up to 2 points on the Washington home’s mortgage), not to exceed $24,000 in total;

•                  Labor Ready agrees to reimburse the cost of the mortgage on the Michigan home for up to 6 months from the closing date of the purchase of your Washington home or until the Michigan home sale closes, whichever occurs first.

In addition, you agree to promptly retain a qualified real estate agent and actively market the home. If the home nonetheless does not sell within six (6) months of the date hereof, Labor Ready, at its discretion, will accept the best offer or extend the monthly payments. Should you suffer a loss, based upon your $525,000 purchase price in May 2005 (to be substantiated with a closing statement), Labor Ready will reimburse you for said loss.

The move should be completed as soon as possible and in no event later than January 1,2006. Please contact Lorie Rowley, Labor Ready’s Purchasing Manager (800-610-8920 x 8571) to obtain the preferred Labor Ready vendors and to start the moving process.

If without “Good Reason” (as that term is defined in your Employment Agreement with the Company) you voluntarily leave your employment with Labor Ready within one year of the date hereof, you agree to immediately reimburse the company a pro rata amount (computed from the date

Labor Ready Corporate Offices: PO Box 2910 • Tacoma, WA 98401 • (253)383-9101 • (800) 610-8920

of agreement) of the foregoing expenses. Of course, nothing in this offer modifies your employment at-will status, and Labor Ready reserves the right to modify your compensation, title or continued employment, subject to the terms and conditions set forth in your Employment Agreement.

We’re thrilled to have you and your Kristina in Tacoma. Please don’t hesitate to contact me if you have any questions or concerns.

Very truly yours,

/s/ Joseph P. Sambataro
Joseph P. Sambataro	President and CEO
Labor Ready, Inc.

Acknowledgement,

/s/ James E. Defebaugh
James E. Defebaugh

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